Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-124738 on Form S-3, Registration Statement No. 333-129654 on Form S-4, and Registration Statement Nos. 333-118239, 333-56979, 333-07391, 333-18563, 333-28789, 333-109885, 333-68052, and 333-127050 on Form S-8 of our report dated February 17, 2006 (May 11, 2006, as to the effect of the Laboratory Workstations discontinued operations described in Notes 2 and 3 and the subsequent events described in Note 23), relating to the financial statements and financial statement schedule of Fisher Scientific International Inc., appearing in this Current Report on Form 8-K of Fisher Scientific International Inc.
/s/   Deloitte & Touche LLP
New York, New York
May 11, 2006